Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Reports Third Quarter 2018 Financial Results; Updates 2018 Full Year Outlook and Provides 2019 Full Year Outlook

Third Quarter 2018 Highlights

•                  Net Income of $75 million and diluted EPS of $1.72

•                  Adjusted EPS of $1.83

•                  Adjusted EBITDA of $143 million

•                  Cash provided by operating activities of $56 million; Free Cash Flow of $25 million

•                  Authorization for new two million share repurchase program

	Three Months Ended
	September 30,
$millions, except per share data	2018	2017
Net Sales	1,200	1,097
Net Income	75	33
EPS(Diluted) ($)	1.72	0.74
Adjusted Net Income*	79	98
Adjusted EPS ($)*	1.83	2.18
EBITDA*	136	89
Adjusted EBITDA*	143	166

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa —  November 8, 2018 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its third quarter 2018 financial results with net sales of $1,200 million, net income of $75 million, and earnings per diluted share of $1.72. Third quarter Adjusted EBITDA was $143 million and Adjusted EPS was $1.83.

Net sales in the third quarter increased 9% versus prior year due mainly to the pass through of higher styrene and butadiene costs. In addition, higher sales volume in the Performance Plastics, Synthetic Rubber and Feedstocks segments was partially offset by lower sales volume in the Latex Binders and Polystyrene segments. Third quarter net income of $75 million was $42 million higher than prior year. Third quarter Adjusted EBITDA of $143 million was $23 million lower than prior year.

Prior year third quarter net income included a pre-tax charge of approximately $66 million related to the Company’s debt refinancing. In addition, the prior year third quarter results included an unfavorable pre-tax net timing impact of $24 million in comparison to an unfavorable impact of $4 million in the current year. Excluding these impacts, the lower year-over-year profitability was due to generally higher raw material costs, a slowdown in the automotive and tire markets, as well as a slowdown in demand across numerous end markets in China. In addition, in Polystyrene, we saw inventory destocking as customers awaited lower styrene prices in the fourth quarter.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “Our strong profitability in the first half of 2018 was met with challenges in the third quarter due to a variety of market factors that appeared late in the quarter. However, the diversity of our product portfolio assisted us in offsetting some of these challenges. We continue to exhibit strong cash generation and returned $52 million to shareholders via share repurchases and dividends during the quarter, and $144 million so far in 2018.”

Third Quarter Results and Commentary by Business Segment

•                  Latex Binders net sales of $278 million for the quarter increased 4% versus prior year. The increase was driven by the pass through of higher raw material costs, which was partially offset by lower sales volume, both in Europe from a declining paper market and in Asia due to global trade uncertainty. Adjusted EBITDA of $25 million was $8 million below prior year due primarily to lower margins as well as lower sales volume. Global trade uncertainty and rising raw material costs drove lower margins in Asia, while market competitiveness and product mix led to lower margins in North America.

•                  Synthetic Rubber net sales of $138 million for the quarter increased 16% versus prior year due primarily to the pass through of higher raw material costs. Adjusted EBITDA of $15 million was $21 million above prior year. A large unfavorable timing impact in the prior year, caused by the rapid decline of butadiene during that period, accounted for $28 million of favorable year-over-year variance. This impact was partially offset by margin compression from higher raw material costs and a generally weaker tire market.

•                  Performance Plastics net sales of $401 million for the quarter was 11% above prior year due to a mix of higher sales volume from the ABS expansion in China and the pass through of higher raw material costs. Adjusted EBITDA of $44 million was $19 million below prior year due to a combination of factors including a slowdown in the automotive industry, higher raw material costs and general market uncertainty in China due to ongoing trade dynamics. Specifically, in our ABS business, we saw trade flows shift with more imports into Europe from Asia due to weak demand in China. In our polycarbonate business, we saw increased supply enter an already weakened market, which led to margin compression.

•                  Polystyrene net sales of $252 million for the quarter was 6% above prior year driven by pass through of higher raw material costs which was partially offset by lower sales volume caused by weak market conditions, particularly in Asia, as well as customer destocking in Europe. Adjusted EBITDA of $5 million was $4 million lower than prior year. A combination of weaker market conditions in Asia as well as lower demand in Europe, as customers destocked in anticipation of lower polystyrene prices in the fourth quarter, led to volume and margin declines in comparison to prior year.

•                  Feedstocks net sales of $131 million for the quarter was 18% above prior year due to higher styrene-related sales and, to a smaller extent, higher styrene prices. Adjusted EBITDA of $40 million was $5 million lower than prior year due to a favorable net timing impact in the prior year. Excluding this impact, styrene margin was fairly flat, as higher margin in Asia was offset by lower margin in Europe.

•                  Americas Styrenics Adjusted EBITDA of $35 million for the quarter was $9 million lower than prior year due to lower styrene production as well as lower polystyrene margins.

Third Quarter Cash Generation

Cash provided by operating activities for the quarter was $56 million and capital expenditures were $31 million, resulting in Free Cash Flow for the quarter of $25 million. Third quarter cash from operations and Free Cash Flow included approximately $41 million of higher working capital. For a reconciliation of Free Cash Flow to cash provided by operating activities, see note 3 below.

2018 and 2019 Outlook

•                  Fourth quarter 2018 net income of $55 million to $63 million and earnings per diluted share of $1.27 to $1.46

•                  Fourth quarter 2018 Adjusted EBITDA of $110 million to $120 million and Adjusted EPS of $1.27 to $1.46

•                  Full year 2018 net income of $348 million to $356 million and earnings per diluted share of $7.96 to $8.15

•                  Full year 2018 Adjusted EBITDA of $618 million to $628 million and Adjusted EPS of $8.27 to $8.46

•                  Full year 2019 net income of $344 million to $368 million and Adjusted EBITDA of $600 million to $630 million

Commenting on the outlooks for the fourth quarter and full year 2018 and full year 2019, Pappas said, “We expect sequentially lower profitability in the fourth quarter due primarily to lower styrene margins. In the short-term, we see a continuation of the market conditions that affected the latter part of the third quarter, but we believe that as we progress into 2019 we will see some return to more normal buying patterns as supply chains begin to normalize, automotive production increases in Europe with more models passing the new WLTP standards and as the impact of China stimulus programs begins to become apparent. Overall, 2019 should be another year of solid earnings and very strong cash generation for Trinseo.”

For a reconciliation of fourth quarter and full year 2018 net income to Adjusted EBITDA and Adjusted EPS, see note 2 below. Additionally, refer to the appendix within Exhibit 99.3 of our Form 8-K, dated November 8, 2018, for further details on how net timing impacts are defined and calculated for our segments.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its third quarter 2018 financial results on Friday, November 9, 2018 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: +1 833-241-7248

Participant International Dial-In Number: +1 647-689-4212

Conference ID: 7049968

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its third quarter 2018 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 9, 2019.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.4 billion in net sales in 2017, with 16 manufacturing sites around the world, and approximately 2,200 employees. For more information visit www.trinseo.com.

Recast of Financial Statements for New Accounting Standard

On January 1, 2018, the Company adopted pension accounting guidance that requires employers to present the service cost component of net periodic benefit cost in the same statement of operations line item as other employee compensation costs arising from services rendered during the period. As a result of this adoption, for the three and nine months ended September 30, 2017, the Company reclassified net periodic benefit cost of $1.4 million and $3.8 million, respectively, from “Cost of sales”, and $0.7 million and $2.2 million, respectively, from “Selling, general, and administrative expenses”, to “Other expense (income), net” within the condensed consolidated statement of operations.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These income measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “see,” “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of performance, growth, net sales, business activity, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets; the inability of the Company to execute on its business strategy; volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of chemical products; compliance with laws and regulations impacting our business; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$1,199.7	$1,096.6	$3,557.8	$3,346.3
Cost of sales	1,068.1	948.1	3,088.3	2,872.3
Gross profit	131.6	148.5	469.5	474.0
Selling, general and administrative expenses	60.0	65.0	186.1	179.3
Equity in earnings of unconsolidated affiliates	34.5	43.8	113.3	93.0
Operating income	106.1	127.3	396.7	387.7
Interest expense, net	10.1	18.4	35.8	55.4
Loss on extinguishment of long-term debt	—	65.3	0.2	65.3
Other expense (income), net	2.1	2.1	2.9	(0.1)
Income before income taxes	93.9	41.5	357.8	267.1
Provision for income taxes	19.2	8.3	64.5	56.4
Net income	$74.7	$33.2	$293.3	$210.7
Weighted average shares- basic	42.6	43.7	43.0	43.9
Net income per share- basic	$1.75	$0.76	$6.82	$4.80
Weighted average shares- diluted	43.3	44.8	43.9	45.0
Net income per share- diluted	$1.72	$0.74	$6.68	$4.68

Dividends per share	$0.40	$0.36	$1.16	$1.02

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions, except per share data)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$421.4	$432.8
Accounts receivable, net of allowance for doubtful accounts	753.1	685.5
Inventories	585.6	510.4
Other current assets	39.0	17.5
Total current assets	1,799.1	1,646.2

Investments in unconsolidated affiliates	180.8	152.5
Property, plant and equipment, net of accumulated depreciation	594.3	627.0
Other assets
Goodwill	69.9	72.5
Other intangible assets, net	195.7	207.5
Deferred income tax assets	32.5	35.5
Deferred charges and other assets	37.7	30.8
Total other assets	335.8	346.3
Total assets	$2,910.0	$2,772.0

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$7.0	$7.0
Accounts payable	459.9	436.8
Income taxes payable	19.6	35.9
Accrued expenses and other current liabilities	141.7	146.9
Total current liabilities	628.2	626.6
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,161.7	1,165.0
Deferred income tax liabilities	46.4	49.2
Other noncurrent obligations	247.5	256.4
Total noncurrent liabilities	1,455.6	1,470.6

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000.0 shares authorized (September 30, 2018: 48.8 shares issued and 42.5 shares outstanding; December 31, 2017: 48.8 shares issued and 43.4 shares outstanding)	0.5	0.5
Additional paid-in-capital	572.2	578.8
Treasury shares, at cost (September 30, 2018: 6.3 shares; December 31, 2017: 5.4 shares)	(367.6)	(286.8)
Retained earnings	770.9	527.9
Accumulated other comprehensive loss	(149.8)	(145.6)
Total shareholders’ equity	826.2	674.8
Total liabilities and shareholders’ equity	$2,910.0	$2,772.0

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Cash provided by operating activities	$238.5	$194.8

Cash flows from investing activities
Capital expenditures	(90.9)	(108.9)
Cash paid to acquire a business, net of cash acquired	—	(79.7)
Proceeds from capital expenditures subsidy	1.0	—
Proceeds from the sale of businesses and other assets	1.8	46.2
Distributions from unconsolidated affiliates	—	0.9
Cash used in investing activities	(88.1)	(141.5)

Cash flows from financing activities
Deferred financing fees	(0.6)	(19.2)
Short-term borrowings, net	(0.2)	(0.2)
Purchase of treasury shares	(95.5)	(65.2)
Dividends paid	(49.0)	(42.2)
Proceeds from exercise of option awards	2.6	8.3
Withholding taxes paid on restricted share units	(8.1)	(0.2)
Net proceeds from issuance of 2024 Term Loan B	696.5	700.0
Repayments of 2024 Term Loan B	(701.8)	—
Repayments of 2021 Term Loan B	—	(492.5)
Net proceed form issuance of 2025 Senior Notes	—	500.0
Repayments of 2022 Senior Notes	—	(746.0)
Prepayment penalty on long-term debt	—	(53.0)
Cash used in financing activities	(156.1)	(210.2)
Effect of exchange rates on cash	(5.7)	10.5
Net change in cash and cash equivalents	(11.4)	(146.4)
Cash and cash equivalents—beginning of period	432.8	465.1
Cash and cash equivalents—end of period	$421.4	$318.7

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Latex Binders	$278.0	$266.3	$814.2	$846.7
Synthetic Rubber	137.7	118.7	442.2	456.1
Performance Plastics	400.7	362.2	1,216.2	1,038.4
Polystyrene	252.3	238.4	777.5	700.2
Feedstocks	131.0	111.0	307.7	304.9
Americas Styrenics*	—	—	—	—
Total Net Sales	$1,199.7	$1,096.6	$3,557.8	$3,346.3

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statement of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended September 30,
(In millions, except per share data)	2018	2017
Net income	$74.7	$33.2
Interest expense, net	10.1	18.4
Provision for income taxes	19.2	8.3
Depreciation and amortization	31.8	29.2
EBITDA	$135.8	$89.1
Loss on extinguishment of long-term debt	—	65.3	Loss on extinguishment of long-term debt
Net loss on disposition of businesses and assets (a)	—	0.2	Other expense ,net
Restructuring and other charges (b)	0.9	1.5	Selling, general, and administrative expenses
Acquisition transaction and integration costs (c)	0.1	3.8	Selling, general, and administrative expenses; Cost of sales
Asset impairment charges or write-offs (d)	—	4.3	Selling, general, and administrative expenses; Cost of sales
Other items (e)	6.1	1.6	Cost of sales, Selling, general, and administrative expenses; Other expense, net
Adjusted EBITDA	$142.9	$165.8
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$142.9	$165.8
Interest expense, net	10.1	18.4
Provision for income taxes — Adjusted (f)	21.9	21.0
Depreciation and amortization — Adjusted (g)	31.5	28.6
Adjusted Net Income	$79.4	$97.8
Adjusted EPS	$1.83	$2.18

Adjusted EBITDA by Segment:
Latex Binders	$24.7	$32.3
Synthetic Rubber	15.5	(5.6)
Performance Plastics	43.8	62.4
Polystyrene	5.0	9.1
Feedstocks	40.3	45.6
Americas Styrenics	34.5	43.8
Corporate unallocated	(20.9)	(21.8)
Adjusted EBITDA	$142.9	$165.8

(a)                  Net loss on disposition of businesses and assets during the three months ended September 30, 2017 relates to charges incurred in connection with the sale of the Company’s latex and automotive businesses in Brazil.

(b)                  Restructuring and other charges primarily relate to charges incurred in connection with the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands as well as the Company’s decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy. Note that the accelerated depreciation charges incurred as part of the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(c)                   Acquisition transaction and integration costs for the periods presented above relate to advisory and professional fees incurred in conjunction with the Company’s acquisition of API Plastics. The three months ended September 30, 2017 also include a non-cash fair value inventory adjustment recorded in conjunction with the API Plastics acquisition.

(d)                  Asset impairment charges or write-offs for the three months ended September 30, 2017 relate to the impairment of certain long-lived assets within the Company’s Performance Plastics segment.

(e)                   Other items for the three months ended September 30, 2018 primarily relate to advisory and professional fees incurred in conjunction with the Company’s initiative to transition business services from The Dow Chemical Company, including certain administrative services such as accounts payable, logistics, and IT services, as well as fees incurred in conjunction with the Company’s term loan repricing which was completed during the third quarter of 2018. Other items for the three months ended September 30, 2017 primarily relate to fees incurred in conjunction with the Company’s debt refinancing completed during the third quarter of 2017.

(f)                    Adjusted to remove the tax impact of the items noted in (a), (b), (c), (d), (e), and (g). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year, or (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. Additionally, the three months ended September 30, 2018 excludes a $0.9 million discrete tax benefit related to certain legal entity restructurings, as well as $0.6 million in tax benefits related to provision to return adjustments.

(g)                   For the three months ended September 30, 2018 and 2017 the amounts exclude accelerated depreciation of $0.3 million and $0.6 million, respectively, related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months ended  December 31, 2018, as well as for the full year ended December 31, 2018.  See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

	Three Months Ended	Year Ended	Year Ended
(In millions, except per share data)	December 31, 2018	December 31, 2018	December 31, 2019
Adjusted EBITDA	$110 - 120	$618 - 628	$600 - 630
Interest expense, net	(10)	(46)	(40)
Provision for income taxes	(13) - (15)	(77) - (79)	(86) - (92)
Depreciation and amortization	(32)	(128)	(130)
Reconciling items to Adjusted EBITDA (h)	—	(18)	—
Net Income	55 - 63	348 - 356	344 - 368
Reconciling items to Adjusted Net Income (h)	—	13	—
Adjusted Net Income	55 - 63	362 - 370	344 - 368

Weighted average shares- diluted (i)	43.3	43.7	43.3
EPS - diluted	$1.27 – 1.46	$7.96 – 8.15	$7.94 - 8.49
Adjusted EPS	$1.27 – 1.46	$8.27 – 8.46	$7.94 - 8.49

(h)                  Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted three months ended  December 31, 2018, full year ended December 31, 2018 and full year ended December 31, 2019, we have not included estimates for these items.

(i)                      Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2017	2018	2017
Cash provided by operating activities	$56.1	$158.3	$238.5	$194.8
Capital expenditures	(31.5)	(34.6)	(90.9)	(108.9)
Free Cash Flow	$24.6	$123.7	$147.6	$85.9